KIRK — Kirkland’s, Inc.
4Q 2014 Earnings Call
March 12, 2015

Officers

Jeff Black; SCR Partners; IR

Mike Madden; Kirkland’s, Inc.; President, CEO

Adam Holland; Kirkland’s, Inc.; VP, CFO

Analysts

Brad Thomas; KeyBanc Capital; Analyst

David McGee; SunTrust; Analyst

Kristine Koerber; Barrington Research Associates; Analyst

Anthony Lebiedzinski; Sidoti; Analyst

Bruce Geller; DGHM; Analyst

Presentation

Operator: Welcome to the Kirkland fourth quarter 2014 earnings conference call. All participants will be in listen-only mode. (Operator Instructions) After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions)

Please note, this call is being recorded.

I would now like to turn the conference over to Jeff Black with SCR Partners. Please go ahead.

Jeff Black: Thank you. Good morning, and welcome to this Kirkland’s conference call to review the Company’s results for the fourth quarter of FY14. On the call this morning are Mike Madden, President and Chief Executive Officer, and Adam Holland, Vice President and Chief Financial Officer.

The results and the notice of accessibility to this conference call on a listen-only basis over the Internet were released earlier this morning in a press release.

Except for historical information discussed during this conference call, the statements made by Company management are forward-looking, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the SEC, including the Company’s annual report, form 10-K filed on April 17th, 2014.

With that said, I will turn the call over to Mike. Mike.

Mike Madden: Thanks, Jeff, and good morning, everybody. Kirkland’s ended 2014 with strong momentum across our business. Comparable store sales were up 8.2% in the quarter. That was fueled by a healthy combination of traffic and conversion.

The growth in our e-commerce channel accelerated and added 1.8% to our consolidated comparable store sales.

Our operating margin improved 94 basis points over the prior-year quarter. Strength in our merchandise margin drove the performance as we improved our markdown rates.

All in all, we were very happy with the quarter. Our balance sheet is strong with ample cash to invest in growth and repurchase shares.

Inventory levels ended the quarter in good shape. We’re currently a little lean due to the west coast port slowdown, and that plays into our current outlook for Q1. But we expect that to remedy itself by the end of the quarter.

As we reported this morning, we’re guiding to a range of 15% to 20% earnings growth for 2015. The first quarter is a small portion of full-year earnings. And as mentioned in our release this morning, the weather has had an adverse impact on the first five weeks of the quarter, much more so than last year.

Aside from these issues, we remain excited about our assortments and the customers’ reception to them. Our underlying business is strong and we feel good about where we are.

Adam will provide more detail on the quarter and the forward guidance when it’s his turn. I’ll focus my comments on the longer term outlook for the business, where we are as an organization, where we see opportunities to grow our sales and our earnings.

2014 capped a transformative phase for Kirkland’s. Since 2010, we’ve invested heavily to enhance the foundation of our business. We completed a transition of our units out of the mall with over 50% of our stores now less than five years old.

We strengthened technology with the implementation of our Oracle retail system. We’ve added more functionality in other systems. We’ve deepened our merchandising, marketing, real estate, and technology teams. All of these investments are driving results.

Sales increased at a double-digit pace to end 2014. Our profit margin ended the year at 5.7, up for the second year in a row. Our goal for the next several years is to grow our top line at a double-digit rate annually and, at the same time, we want to improve our operating margin to a high single-digit rate. We think that’s conservative, and there’s no structural reason why we couldn’t return to the double-digit level longer term.

As we shift gears and begin to leverage our investments, a couple of things stand out. First, our customer, we’re clearly striking a chord with our current shopper. The improvements in our conversion rate to start 2014, led to traffic gains later in the year. That speaks to our work in merchandising and marketing. We continue to advance our business with better decision-making tools.

At the same time, we’re engaging our shoppers. Our store teams have enrolled 4.2 million customers in our loyalty program since its launch — five quarters old at this point, and account for about 75% of our sales. Through this program, we think we have a significant opportunity to move customers from average home decor shoppers to Kirkland’s enthusiasts.

Second, our organization, we’ve made numerous investments in people, process, and technology. Our goal is to leverage these to support the kind of growth our shareholders expect. Our merchant team is well versed on our customer, and we are achieving stronger coordination across merchandising, visual presentation, and stores.

We’re also becoming more efficient with our marketing spend and our real estate effort is gaining traction with new leadership in place.

We’re confident we can hit our goal for 8% to 10% square footage growth this year, and we’ll gain momentum as we open stores earlier in the year in 2016.

For now, I want to give you a sense of some of the key areas of focus, and these include increasing our in-store productivity, optimizing our real estate growth, improving our e-commerce channel, and tightening our focus on capital allocation and return on investment. You’re going to hear us continue to emphasize these in the coming quarters.

I’ll spend a minute on some of the key priorities within these areas. We see real estate expansion as a major opportunity for Kirkland’s. We have a well-managed portfolio of existing stores. We ended the year with 344 stores. Our interim goal is 500.

New stores are generating attractive returns, and we expect to sustain higher square footage growth for several years.

In addition to infill opportunities in existing markets, we’re focused on untapped areas of the Midwest, mid-Atlantic, and portions of the northeast. The number of new construction projects continues to improve. Chain store closures and category consolidations offer additional opportunities near-term.

We’ll manage our unit growth in the context of e-commerce. We think a reasonable interim goal for e-commerce is 10% of our business. That will allow us to build profitability while delivering the experience that exceeds what our customer is asking for.

We’re adding third-party drop shipping this year. We’re also improving our buy online/pickup in store options to allow more flexibility in picking up web orders from our stores, which is a preferred method of delivery for your customers.

Increasing store productivity will touch on many parts of the organization. On a high level, we want to increase our traffic and our repeat business. We also see opportunities to introduce new merchandise, optimize our pricing and promotional strategies and further refine our merchandise presentation and store layout.

This won’t happen overnight. These are longer-term goals. We’ll need some further investment and distribution to support our store growth. This year, we’re augmenting our Jackson, Tennessee DC with the leasing of a nearby 300,000 square-foot facility that will serve as e-commerce and some other ancillary functions such as new store staging. These costs associated with the smaller facility are included in our 2015 guidance.

Looking further out, we’ll likely need to make further investments in our supply chain as Kirkland’s grows.

As we put the foundational work behind us, we’re marshaling the organization behind these initiatives. The model has a strong degree of operating leverage here. We think we’re capable of significant earnings growth as we move toward our targets.

I’ll now turn it over to Adam to discuss 2014, and our guidance for 2015. Adam.

Adam Holland: Thanks, Mike. Net sales for the fourth quarter were up 14.5%. Comparable store sales increased 8.2%. Recall that we had a number of weather-related closures in December and January last year. These negatively impacted Q4 2013 comps by 2%.

Net income for the quarter increased 26% to $0.87 per diluted share. That was nicely above sales gain, as our profit margin improved to 42.9% of net sales. We’re pleased to have come in at the top end of our guidance range.

Turning to sales, brick-and-mortar comps were up 6.4%. That was driven by 7% increase in transactions, which was comprised of equal gains in traffic and conversion. Our average ticket was down very slightly. This was due to a decline in the average unit retail, primarily driven by a larger mix of seasonal inventory. An increase in items per transaction offset the lower average unit retail.

E-commerce sales were $10.1 million for the quarter. That’s a 46.8% increase over the prior-year quarter, which was an acceleration from Q3. From a geographic standpoint, sales results were consistent across most of the country, with favorable comparisons in states that experienced adverse winter weather in 2013.

But we also saw strong sales during Q4 in states such as Texas and Florida, both of which had positive comparable store sales in the prior-year period.

Merchandise categories experiencing strong results were holiday, which was driven by a strong Christmas assortment, textiles, fragrance, art, and wall decor.

We ended the year with 344 stores, an increase of 6%. We opened 34 stores and closed 14 for a net gain of 20 stores. At the end of the quarter, we had 2.6 million square feet under lease, a 7.4% increase from the prior year. Average store size was also up 1% to 7,550 square feet.

Gross profit margin for the fourth quarter increased 150 basis points to 42.9%. This increase was primarily due to an improvement in merchandise margin, which increased 85 basis points to 55.2%.

The shrinkage rate rose 19 basis points as we cycled against a favorable adjustment from the year-ago quarter.

Occupancy decreased 44 basis points as a percentage of sales, reflecting comparable store sales leverage.

Outbound freight costs, which includes e-commerce shipping, were down 33 basis points as a percentage of sales, primarily due to a shift to more in-store pickup orders during Q4, as well as lower outbound fuel cost.

Central distribution costs were up 12 basis points, reflecting the strong increase in e-commerce business. That puts the pressure on labor costs during the fourth quarter.

Operating expenses for the fourth quarter were 25.8% of sales. That was up approximately 30 basis points versus last year. As noted in our last call, we cycled against a favorable Workers’ Comp adjustment from Q4 of 2013. That negatively impacted this year’s rate by approximately 74 basis points.

Store-related expenses such as payroll and marketing, provided the leverage we saw versus the prior-year quarter.

Depreciation and amortization increased 27 basis points as a percentage of sales, reflecting the increase in capital expenditures, including the implementation of major technology initiatives during the last several years. The tax rate for the quarter was 38.2% and reflected the extension of [WAPTE] credit.

Turning to the balance sheet and cash flow statement, at the end of the quarter, we had $99.1 million of cash on hand, which was at the high end of our expectations. This increase in cash reflects the improvement in our operating performance.

Inventories were $55.8 million, which reflects an increase in total inventory of 6% against our total sales gain of 14.5%. The total store inventory ended the quarter up 4.3%, and e-commerce inventory was up 18.4%, reflecting the strong growth rates in that business.

For FY14, cash provided by operations was $44.5 million, reflecting the improvement in our operating performance. Capital expenditures were $29.6 million. This reflects approximately $14.5 million for new store openings, $9.3 million in IT and e-commerce investments, $2.9 million in existing store investments and maintenance, $2.6 million related to our corporate headquarters office, with the remainder going towards investments in our distribution center in Jackson Tennessee.

At year end, we had no long-term debt and no borrowings were outstanding under our revolving line of credit.

We bought back 268,745 shares during FY14 for a total of approximately $4.8 million at an average price of $17.87 per share. We bought back 42,000 shares during the fourth quarter for $870,000 at an average price of $20.88.

Turning to our guidance, for the first quarter FY15, we expect total sales to be in the range of $117 million to $118 million, which reflects an increase in comparable store sales of 2% to 3%, compared with the net sales of $108.3 million in comparable store sales increase of 5% in the prior-year quarter.

We anticipate gross profit margin to be comparable to the prior year and operating expenses to increase slightly as a percentage of sales during the quarter, reflecting higher depreciation and increased rent related to our corporate headquarters relocation.

As Mike mentioned earlier, this guidance reflects the impact of store closures related to winter weather and the port slowdown. As a result, earnings per share are expected to be in the range of $0.09 to $0.12 per diluted share, excluding a $0.02 per diluted share charge related to the retirement of the Company’s previous CEO. This compares with $0.12 per share of earnings in the prior-year quarter.

Turning to the full year, we expect to generate earnings per share of $1.15 to $1.20, representing 15% to 20% growth over 2014, without regard to share repurchases.

We expect our total top line to increase 10% to 12%, and expect our operating margin to again improve. That also assumes a 39% tax rate.

We expect to open 35 to 40 new stores and close 10 to 15 stores, for a net square footage gain of approximately 8% to 10%. Most of the locations required for this year’s growth have been identified.

The majority of the new store openings will occur in the second and third quarters of the year, with closings expected to be spread evenly throughout the year.

Our guidance assumes comparable store sales in the range of 3% to 5% for the year.

We expect gross margin to remain relatively flat and operating expenses to leverage as percentage of sales versus 2014.

From a cash flow standpoint, we expect to generate positive cash flow in fiscal 2015. We do not anticipate any usage of our line of credit during the year.

Capital expenditures are currently anticipated to range between $27 million and $29 million before landlord construction allowances for new stores. These CapEx assumptions reflect the increase in store openings and distribution center enhancements.

Thanks, and I will now turn the call back to Mike.

Mike Madden: Thanks, Adam. We’ve been pleased to see the consistency in our results over the last few quarters culminating in a strong finish to 2014.

Much work is underway to better understand our market position, our customers, and their preferences, and the opportunities that further differentiate Kirkland’s in the marketplace.

The team’s energized. We believe we have a unique opportunity to together propel Kirkland’s into an exciting phase of growth.

In closing, I’d like to thank our over 5,000 associates in stores servicing our customers every day. We appreciate their hard work and their dedication.

Operator, we’re now ready for Q&A.

Questions and Answers

Operator: Thank you. We will now begin the question-and-answer session. (Operator Instructions) At this time, we will pause momentarily to assemble our roster. Brad Thomas of KeyBanc Capital.

Brad Thomas: Let me congratulate you on a great fourth quarter and a great year.

Mike Madden: Thanks, Brad. Appreciate that.

Adam Holland: Thanks, Brad.

Brad Thomas: First wanted to talk a little bit more about the recent trends. If you could give us a little bit more color on what you saw in February and early March and put into context a little bit more the guidance for the first quarter, where the upper end of the range is for flat earnings year-over-year.

Mike Madden: Sure. Well, Brad, we came out of the fourth quarter on a really strong sales trend and we entered the first quarter on the same.

And what we experienced as we got into February is a much harsher situation in terms of the weather impact on our business, particularly here in Texas and in the southeast.

And we calculated — we put some numbers in the release this morning about stores days impacted. But if you were to map that to actual sales dollars, I mean, our estimate would be about a $1.5 million. And that has an impact on the earnings, obviously. If you follow the math down, that could be kind of around at three pennies even.

So that’s been in late February and in the 1st week of March, we were impacted by that. And that’s been really the biggest driver to that delta you’re talking about in the earnings.

Brad Thomas: Great. Great. Thank you. And then just as we think about the full year, could you give us a little bit more color on some of the puts and the takes on gross margin? Obviously, you’ve alluded to it in the press release and prepared remarks. But how you’re thinking about the opportunities within your stores versus the drag from e-commerce, as well as some of the exogenous factors like the port situation?

Mike Madden: Sure. I mean e-commerce is becoming less of a drag in some ways. I mean, in the fourth quarter, we actually saw nice margin pickup in that business.

As you look at the overall gross margin profile for 2015, I think the way to think about it is we expect some improvement in our merch margin that we’re planning for, and that’s going to be offset a little bit, and that’s why we mentioned flat this morning and the expectation on gross profit, offset a bit by the DC and the supply chain investments we’re making this year to handle the growth in e-commerce.

So just that’s the way that’s going to play out. I think the lift in op margin for the full year is going to be more leverage driven with a double-digit sales gain expected.

Brad Thomas: And I apologize if I missed this. I got on a minute or two late. But if you haven’t already, could you quantify what you think maybe the drag on gross margin is this year from those investments in the DC and the supply chain, either in dollars or basis points?

Adam Holland: Yes, Brad, this is Adam. It’s going to almost fully offset, if you count the distribution center that we’re adding and the expected outbound costs related to shipping e-commerce.

We think we’re going to have a merchandise margin improvement not quite as dramatic as we saw from 2013 to 2014, but it’s going to be a healthy improvement. And the DC impact is what’s going to be eating into that improvement for the year.

Mike Madden: Brad, one thing I’ll throw onto that is, as we’ve entered 2015, the merch margin has actually been up nicely, more so than we had projected. So that’s a good start to this year in terms of the merch margin side of this.

Brad Thomas: Great. Great. Appreciate all the color. And clear you all still have a lot of opportunities ahead. Thanks so much.

Mike Madden: Thanks, Brad.

Operator: David McGee of SunTrust.

David McGee: Congratulations, as well, for a great performance. Just I had a couple questions on merchandising. And just given the fact that Kirkland’s is outperforming some of the other players in the space, if you could give any more color with regard to style trends that maybe you’re closer to or maybe just the role of the analytics software in terms of helping show this kind of comp performance, that would be helpful.

Mike Madden: I’ll do some of that, David. We had a good fourth quarter, obviously. I think some of that was driven by our holiday assortment, it was very strong, our tree decor and our wall decor, the aspects of that assortment really drove that business really well this year. So that was a big lift to Q4.

Our textiles business has been very strong. Our housewares business has been very strong. Those continue into this fiscal year.

And our buyers are always on the trends and the specific tweaks to just the base of the product that really relate to our customer, and they’re doing a good job of that and we feel good about that.

So that’s ever-changing. As you know, Kirkland’s, we’re always updating and staying on top of those things and will continue to do so.

But those categories have been leaders for us. And as we enter 2015, those are, in addition to fragrance and our wall decor categories, really the ones that are leading the comp right now.

David McGee: Thanks, Mike. And to the degree that the analytics and the processes and the people have all attributed here, how much more upside is there from those factors?

Mike Madden: Right. I didn’t really touch on that, [I don’t think]. There’s clearly been a lift in our management of our basic assortment, what we call our basic assortment, which at Kirkland’s is not quite as basic as some other retailers. But it’s our best sellers. It’s our items that our customers are looking for 52 weeks out of the year.

And we had placed, over the last two years, a specific focus on managing that slice of the overall assortment, which happens to be about 35% to 40% of it, depending on the time of year. And we’ve got strong margins in that business, we’re more in stock than we used to be in those items, because we’ve been very intentional about managing that. And I think that’s helped the consistency and the stability of our merch margin over the last few years and will continue to do so.

When you get — how far along are we? We’re still very early [in] I think the full utilization of all that technology because we haven’t really done much in the way of managing markdowns differently, pricing, as well as tailoring assortments a little bit more so to the individual store. And those are the opportunities we look at going forward that can help drive that margin.

In addition to on the marketing side a little bit, the loyalty program’s growth and our understanding of that customer and what they’re buying and what their behavior looks like, and that, ultimately, I think translates to a more targeted marketing to that customer and a better assortment in those individual stores were those customers shop.

So we have a lot to do yet. I mean, that core piece was really the early-on win that we saw with all the technology, but there’s still a lot left to go.

David McGee: Great. Thank you, and good luck.

Mike Madden: Thanks.

Operator: Kristine Koerber of Barrington Research Associates.

Kristine Koerber: A couple of questions. First, can you just give us more color on inventory levels and kind of the impact that you’ve seen from the port slowdown? And maybe quantify that, if possible. And what are delays running at this point?

Adam Holland: Hi, Kristine. This is Adam. Well, we ended the quarter, the fourth quarter [in a] very healthy inventory position and we were on our plan. And we had seen the port delays, the impact slowly building. And really, really started to feel the impact, I’d say maybe the last week of February, first week of March.

And the way the impact was felt was just really in the distribution center. Our store level inventories remain steady. And I think it’s tough to quantify what — different from weather, it’s tough to quantify exactly how much sales you’ve missed due to the lack of certain SKUs arriving on time. There is definitely an impact. I can’t quantify it.

Same for the web. We’ve had some SKUs that have fallen off the web because they’re not in stock, so you know you’re missing sales there.

But the good news is the flow is starting to return back to more normalized levels. And our projection shows by the end of the quarter we’ll be back on plan.

Kristine Koerber: Okay. That’s helpful. So looking at Q1 guidance, most of that is weather-related, is that fair, and to a lesser extent the port slow down?

Adam Holland: I think that’s fair. But there is an impact and we know that we’re running a little leaner than we’d like to be right now and expect that to get back on plan by the end of quarter.

Kristine Koerber: Okay. Great. And then can you give us more color on the real estate pipeline for this year? I mean, do you have a deep pipeline? And I’m assuming you’ve signed most, if not all of the leases. And are you working on 2016?

Mike Madden: Well, we’re working on 2016, as well as finishing out 2015, right now. And leases kind of flow based on the timing of when the spaces are available. So not every lease is signed.

But we have identified the large majority of that 35 to 40 store class, and actually feel like we’re a little bit further ahead in terms of where those stores are fitting in this year. We’re going to have many more in the second and third quarters than we did last year. So we’ll have a better impact from that new store class going into the holidays.

And then, as you look ahead to next year, I can feel us getting further ahead in terms of that. And I think you’ll see those new stores spread a lot more evenly across the quarters as we go into 2016. So again, giving you more of a benefit earlier in each year in terms of those new stores.

I mean, the good news is, the new stores that we’ve opened toward the end of 2014, are doing really well. We’re very pleased with the performance. And I’m also very pleased that we seem to be getting ahead of ourselves a little bit more on real estate this year.

Kristine Koerber: Okay. That’s great. And then just one last question. On the distribution expansion, I didn’t catch all that. So it’s 300,000 square feet you’re adding to your Jackson facility. And can you just give me some color on timing of that?

Mike Madden: Yes, sure. It’s going to be in the middle of the year before the peak. And I would think about it more as kind of an overflow situation where we’re trying to alleviate some of the pressure we felt by moving e-commerce into its own facility.

And we’ll also, with that space, be able to take some of the non-core operations out of the existing DC, such as staging new store inventory and fixturing and perhaps even our supply fulfillment, things like that that can really give the existing DC more space devoted to the brick-and-mortar operation and this growth in store count.

So we’ve always had kind of a peak issue in terms of overflow. We had it this year as well. But we made the decision to kind of take e-commerce out, which I think will help our operation tremendously, and provide that extra space we need to get to the next step, which is down the road.

Kristine Koerber: Okay, great. That’s helpful. And good luck.

Mike Madden: Thanks, Kristine.

Adam Holland: Thanks.

Operator: (Operator Instructions) Anthony Lebiedzinski of Sidoti.

Anthony Lebiedzinski: So first, I appreciate the detail as far as the number of store closings versus a year ago. Certainly, that’s helpful.

Can you give us a sense as to like once people do come into the stores, can you just tell us or give us some insight as to what your in-store conversion is now versus, let’s say a year ago?

Mike Madden: The conversion rate, conversion rate was strong throughout 2014, and continued to be so coming into this year. The weather in terms of the conversion rate really doesn’t have an impact. I mean, that’s more a traffic issue. When we get them in, we’re converting them at a higher rate.

Anthony Lebiedzinski: Okay. So you’ve seen that so far quarter to date as far as being able to convert more of those customers into actually people buying merchandise, okay, got it. Okay.

And then, what do you attribute the higher-than-expected merchandise margin so far that you’ve seen? I think, Mike, you had mentioned earlier —

Mike Madden: Yes.

Anthony Lebiedzinski: — the merchandise margin is coming at a higher rate than what you had anticipated. So can you give us some reasons why that’s happening?

Mike Madden: Yes. Well, I think that the merchandise continues to resonate well with the customer, that’s part of that. I think also, we have not been quite as promotional so far this year compared to last. And I know that by just knowing the events that we’ve run year to date, quarter to date verse what we did last year, and the margin’s been healthy and we’ve been maintaining a level of sales that has been acceptable but for the disruptions we’ve had weather-related.

Anthony Lebiedzinski: Okay. And as far as the commentary about the returning to operating margins in the high single-digit rate, can you give us an expected time frame for this?

Adam Holland: Yes. I mean, Anthony, I think the way we’re — obviously we’ve given guidance for this year, I think sales results can mean a lot in terms of how quickly you get there, obviously.

There’s a lot of leverage in the model in incremental sales from where we are today. And I think over a few years, maybe three years is kind of the we we’re thinking about it. But there’s a lot of wiggle in that in terms of getting even better than that level.

And we’ve been at the double-digit level before, and I think we can move our way back towards that. But as an interim goal over the next few years, we’re trying to target kind of that eight range that would really drive a lot of earnings to the bottom line if we were able to achieve that.

Anthony Lebiedzinski: Got it. Okay. And lastly, can you just remind us how much you have left on your share repurchase authorization as of now?

Mike Madden: Well, we spent roughly $5 million, Anthony, this year. It’s a $30 million authorization. So roughly $25 million left in the authorization, which I believe goes through the spring of 2016.

Anthony Lebiedzinski: Okay, great. Thank you.

Operator: Bruce Geller of DGHM.

Bruce Geller: Congrats on a nice finish to the year.

Mike Madden: Thanks.

Bruce Geller: So you’ve got close to $100 million in cash, which is terrific. Congratulations on building up such a nice war chest. And it sounds like you, even though you’re growing square footage at a solid pace, you would still intend to generate free cash flow over and above that.

So I’m curious, what do you really feel is the ideal level that you need to run the business on a regular basis? And based on that, do you have plans to put the balance sheet to use a little bit more aggressively, whether it’s dividend or ramping up the share repurchase or if you even have acquisitions in your sights?

I’m just curious what the priorities are and if you plan to be a little bit more aggressive considering the level of cash.

Mike Madden: Well, I mentioned in my comments just more of a focus or a tightening of our focus on capital allocations. Clearly, this fits into that theme.

The priority for us in order would be to — our real estate growth reaccelerating if our best use of cash right now, as I mentioned earlier. Openings have been strong. The opportunities are there.

But to your point, we did build up to a $99 million cash balance this year. We expect that to increase even with this plan we’ve laid out this morning. If we were to hit those metrics, we’ll have more cash at the end of the year than we did at the beginning.

And we’ve been stepping in here. So the growth, the repurchase plan that we put into place last year will continue. We’ll continue to be opportunistic with that.

And then what’s left, I think the answer to your question would be, yes, we do plan to be a little more aggressive. But we’ve got some discussion we’ll have with our Board about that and determine what form that takes.

Bruce Geller: Is there any aversion to paying a dividend? I mean, it seems like you can certainly support that in conjunction with the other initiatives that you’ve laid out. And it seems like the Company might be at a good stage of its growth and life cycle and capital allocation position to be able to do that.

Mike Madden: No, I don’t think there’s an [emergent] to that, no.

Bruce Geller: Okay. Because historically, I don’t think you’ve ever paid one.

Mike Madden: That’s correct, we haven’t. But for all the points we outlined, that’s one of the things you would consider in this situation.

Bruce Geller: Okay, great. And then just one last question. I just wanted to clarify something you said early on about the first quarter comps.

You mentioned about $1.5 million impact. And I wasn’t sure if that related to the 558 lost store days or if that related to the differential between the 558 this year and the 315 last year?

Mike Madden: It’s the differential.

Bruce Geller: Okay. So the actual impact in lost sales on the 558 is actually much higher than $1.5 million?

Mike Madden: Well —

Bruce Geller: So in other words, if you had zero lost store days this year, sales would be higher by more than $1.5 million, because you’re referring to just the year-over-year differential?

Mike Madden: Well, I think the way to think about it is there was $1.5 million in lost sales, and that cost us $0.03 so far on the number.

We did have some lost sales last year, too. So maybe — it’s not the differential. It’s the lost sales.

Bruce Geller: Okay. I see. Okay. So that — so, yes, I’m trying to translate it into a comp number. In other words, the lost comp from the differential of the 558 verse the 315. Sounds like maybe it’s roughly a percent or so.

Mike Madden: Yes, that sounds about right.

Bruce Geller: Okay. Fair enough. Thank you.

Operator: There are no additional questions at this time. This concludes our question-and-answer session. I would like to turn the conference back over to Mike Madden for any closing remarks.

Mike Madden: Thank you for everybody’s attendance today, and we look forward to catching up with you at the end of the next quarter. Thanks.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect. Have a nice day.